Exhibit 16.1

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for WB III Acquisition Corp. and, under the date of April 25, 2014, we reported on the financial statements of WB III Acquisition Corp. as of December 31, 2013 and for the period from date of incorporation (June 7, 2013) to December 31, 2013. We have read Frankly Inc.’s statements included under Item 11 of Form S-1 and we agree with such statements as they pertain to our Firm.

Yours very truly,

/s/ Collins Barrow Toronto, LLP

Collins Barrow Toronto, LLP

Chartered Professional Accountants

Licensed Public Accountants

November 10, 2016

Toronto, Ontario